Public Company Management Corporation Announces Contract with Exousia Corp.

LAS VEGAS, NV - July 7, 2005 - Public Company Management Corporation (OTCBB: PUBC), an emerging company providing consulting and advising services to companies seeking to access public capital markets, announced that its subsidiary, Go Public Today, has signed a contract with Exousia Corp. Under the contract, Go Public Today will assist Exousia in becoming a publicly traded company on the Over the Counter Bulletin Board (OTCBB) and will receive cash and securities issued by Exousia. Exousia competes in the industrial materials industry with other public companies such as the plastics division of Dow Chemical (NYSE: DOW), DuPont (NYSE: DD) and Huntsman Corporation (NYSE: HUN).

"Exousia produces uniquely engineered products targeted to the manufacturing and construction industries," said Stephen Brock, PUBC president. "Its targeted focus and its proprietary technology make it a growing company that is an ideal candidate for becoming a public company. At PUBC, we’re excited about helping Exousia to reach this important goal."

About Exousia Corp.

Headquartered in Houston, Exousia manufactures and sells proprietary-engineered resins, particles and flame-retardants for the manufacturing and construction industries. Its products can be used in a wide range of applications and markets. Exousia currently produces and manufactures three broad classes of products:

o

TPO resins that are used in a wide range of manufacturing applications, which enhance cost-effectiveness and increase performance compared to competitive materials.

o

Additives such as engineered particles, which enhance the strength, durability and performance of other materials.

o

Specialty coatings that provide specific benefits such as fire resistance.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers (http://www.PubcoWhitePapers.com) hosts a comprehensive body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management Services (http://www.PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC)

Contact:
Public Company Management Corporation
Stephen Brock
President/CEO
Phone: (702) 222-9076
info@PublicCompanyManagement.com
www.PublicCompanyManagement.com

Source: Public Company Management Corporation